AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1996

                                                    REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                          ADVANCED HEALTH CORPORATION
               (Exact name of registrant as specified in charter)

            DELAWARE                            8099                           13-3893841
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                              -------------------

                             560 WHITE PLAINS ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 332-6688
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                             JONATHAN EDELSON, M.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          ADVANCED HEALTH CORPORATION
                             560 WHITE PLAINS ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 332-6688
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                              -------------------

                                WITH COPIES TO:

               JOHN J. SUYDAM, ESQ.                                 MARK KESSEL, ESQ.
         O'SULLIVAN GRAEV & KARABELL, LLP                          SHEARMAN & STERLING
               30 ROCKEFELLER PLAZA                                599 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10112                            NEW YORK, NEW YORK 10022
                  (212) 408-2400                                      (212) 848-4000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box, and list the securities act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-06283

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE
[CAPTION]

=========================================================================================================
                                                         PROPOSED
                                                         MAXIMUM           PROPOSED
                                                         OFFERING          MAXIMUM
      TITLE OF EACH CLASS OF         AMOUNT TO BE         PRICE       AGGREGATE OFFERING     AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED(1)      PER SHARE(2)        PRICE(2)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
Common Stock......................    345,000 shares        $13          $ 4,485,000         $1,359.10
=========================================================================================================

(1) Includes 45,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee.

                              -------------------

    THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(B) UNDER THE SECURITIES ACT OF 1933.

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



                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The information in the Registration Statement on Form S-1 filed by Advanced Health Corporation with the Securities and Exchange Commission (File No. 333-06283) pursuant to the Securities Act of 1933, as amended, and declared effective on October 2, 1996 is incorporated by reference into this Registration Statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on the 2nd day of October, 1996.

                                          ADVANCED HEALTH CORPORATION
                                          By:                 *
                                              ..................................
                                                   Jonathan Edelson, M.D.
                                                  Chairman of the Board and
                                                   Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 2nd day of October, 1996, by the following persons in the capacities indicated:

                  SIGNATURE                                        TITLE
                  ---------                                        -----
                      *                        Chairman of the Board, Chief Executive
 .............................................  Officer and Director (Principal Executive
            Jonathan Edelson, M.D              Officer)
                      *                        President and Director
 .............................................
               Steven Hochberg
             /s/ ALAN B. MASAREK               Chief Operating Officer and Chief Financial
 .............................................  Officer (Principal Financial and Accounting
               Alan B. Masarek                 Officer)

 .............................................  Director
               James T. Carney
                      *                        Director
 .............................................
               Barry Kurokawa
                      *                        Director
 .............................................
               Jonathan Lieber

*By:   /s/ ALAN B. MASAREK
     ........................................
              Alan B. Masarek
            As Attorney-in-Fact

                                 EXHIBIT INDEX

     All exhibits filed with or incorporated by reference in Registration Statement No. 333-06283 are incorporated by reference into, and shall be deemed part of this registration statement, except the following which are filed herewith:

Number Description                                                    Page
------------------                                                    ----

5      Opinion of O'Sullivan Graev & Karabell, LLP
       (including the consent of such firm)

23.1   Consent of O'Sullivan Graev & Karabell, LLP
       (included in Exhibit 5).

23.2 Consent of Arthur Andersen LLP regarding financial statements.

24. Power of Attorney (appears on the signature pages of the Registration Statement No. 333-06283).